UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2008

TORRENT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-19949	84-1153522
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

One SW Columbia Street., Suite 640, Portland OR 97258
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 503.224.0072

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company is party to an Investment Agreement, dated as of June 28, 2006 (the "Investment Agreement"), with YA Global Investments, L.P. (formerly Cornell Capital Partners, L.P.) ("YA Global"), pursuant to which the Company issued to YA Global 25,000 shares of Series E Convertible Preferred Stock. On May 1, 2008, the Company failed to make a mandatory redemption payment required under the terms of the Investment Agreement and related transaction documents. Pursuant to the terms of the Investment Agreement and related transaction documents, the failure to make such payment constitutes an Event of Default, upon which YA Global may require the Company to redeem all or any portion of its Series E Preferred Shares. As previously disclosed in the Company's current report on Form 8-K filed with the Commission on February 14, 2008, YA Global has already demanded that the Company redeem all of YA Global's shares of Series E Convertible Preferred Stock for the full liquidation amount, plus accumulated and unpaid dividends thereon.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 26, 2008 William A. Lansing resigned as a director of our Company.

Mr. Lansing’s resignation was not as a result of any disagreement on any matter relating to our Company’s operations, policies or practices.

John Carlson is our remaining director as well as our President and CEO, and Peter Craven continues as our Secretary and CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

/s/ Peter Craven
Peter Craven
Chief Financial Officer

May 1, 2008